                                                         PRELIMINARY COPY
                                                         ----------------
                            PROXY STATEMENT
                                  OF
                    BLACK DOME ENERGY CORPORATION
             1536 Cole Boulevard, Building 4, Suite 325
                        Golden, Colorado  80401


                    SPECIAL MEETING OF SHAREHOLDERS
                            __________, 1996


                       SOLICITATION OF PROXIES

     The accompanying Proxy is solicited on behalf of the Board of Directors of Black Dome Energy Corporation (hereinafter referred to as either "Black Dome" or the "Company") in connection with a Special Meeting of Shareholders to be held in the Cole Conference Room of the Denver West Office Park located at 1746 Cole Boulevard, Building 21, Suite 225, Golden, Colorado 80401 on __________, 1996, at __:__ _.m., and at any adjournments thereof, for the purpose of obtaining shareholder authorization to dissolve the Company as discussed below.

     The cost of preparing, assembling and mailing the Notice of Special Meeting of Shareholders, Proxy Statement and Proxy, which are first being mailed to the shareholders on or about November __, 1996, will be borne by the Company. It is contemplated that solicitation of Proxies will be primarily by mail, but may be supplemented by personal solicitation by the Company's officers, employees and Directors, for which no additional compensation will be paid.

     Any shareholder giving a Proxy may revoke it at any time before it is voted by delivering a later-dated Proxy, or by notifying the Secretary of the Company either in person or by written notice specifically revoking the power to use and vote the Proxy. Shareholder attendance and voting in person at the Special Meeting will also revoke any Proxy given by such shareholder. If no specification is made on the Proxy, the shares will be voted in accordance with the recommendation of the Board of Directors, as stated herein, or at the discretion of the named proxies with regard to any other matter that may properly come before the Special Meeting.

                     VOTING AT THE SPECIAL MEETING

     The close of business on November__, 1996 has been fixed by the Company's Board of Directors as the record date for the determination of shareholders entitled to vote at the Special Meeting of Shareholders. As of that date, the Company had issued and had outstanding 73,755 shares of no par value Common Stock.

     The Company's Articles of Incorporation do not permit cumulative voting by the shareholders. The Common Stock is the Company's only class of voting securities outstanding. Accordingly, each holder of Common Stock as of the record date shall be entitled to cast one vote for each share of Common Stock.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, whether present in person or represented by Proxy, constitute a quorum at the Special Meeting. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by Proxy at the Special Meeting is required for the proposal discussed herein. Shares of Common Stock represented in person or by Proxy (including shares which abstain) will be counted for purposes of determining whether a quorum is present at the Special Meeting. Abstentions will be treated as shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same effect as a vote against the matter since it is one less vote for approval. Broker non-votes on one or more matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

     No dissenters' rights of appraisal or other similar rights are available to shareholders under the Colorado Business Corporation Act with respect to the adoption of a plan to dissolve and the subsequent sale of all or substantially all of the Company's assets in the ordinary course of business after obtaining shareholder authorization to dissolve, and the subsequent filing of Articles of Dissolution with the Colorado Secretary of State.

          PROPOSAL 1 - AUTHORIZATION TO DISSOLVE THE CORPORATION

     The Board of Directors has determined that it would be in the best interests of the Company and its shareholders to dissolve the Company as expeditiously as possible. The Company was formed in 1979 with Edgar J. Huff contributing his own oil and gas properties in exchange for his ownership of all of the Company's then issued and outstanding shares. In 1980 the Company conducted a public offering of its shares through a now defunct brokerage firm at an offering price of $0.10 per share and received gross proceeds of $2 million. As promised in the prospectus, the Company invested the proceeds from the offering into the oil and gas business (primarily oil).

     By 1983, the price of crude oil had fallen from nearly $40 per barrel to approximately $8 per barrel, and the Company's revenues and stock price had also declined correspondingly. As a result, the Company no longer qualified to be listed on NASDAQ and was delisted. The brokerage firm that had conducted the Company's public offering (and served as the only significant market maker in its stock) became defunct, and, for all practical purposes, trading in the Company's shares ceased. The Company could no longer afford to pay cash compensation to its officers, but Mr. Huff continued to manage the Company's business and served as its Chief Executive Officer with no compensation during the years 1983, 1984, 1985, 1989 and 1990. During the years 1986, 1987 and 1988, Mr. Huff received compensation for his services only in the form of stock.

     Even when Mr. Huff began receiving cash compensation for his services again in 1991, he agreed to take his compensation on a deferred basis so that the Company did not have to utilize its then current revenues to pay his

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
salary. Since the Company did not have sufficient cash available at that time, Mr. Huff loaned his personal funds to the Company to enable it to participate in various oil and gas ventures in order to establish additional cash flow and reserves. From July of 1986 through July of 1994, Mr. Huff provided the Company with furnished office space (including utilities and janitorial services) at no charge. Effective June 30, 1996 (when it became apparent to management that it would be in the best interests of the shareholders for the Company to dissolve), Mr. Huff's salary was terminated at his request. He has agreed to continue to serve as the Company's president without salary until the dissolution of the Company is completed.

     Although the Company began to generate a small profit a few years ago, management concluded that it would be necessary for the Company to attract additional capital from outside sources to replace its existing properties (which were generating revenues, but also depleting in value as they produced) and for expansion. In seeking this additional capital, the Company was informed by investment bankers and others that as long as the Company's securities fell within the definition of "penny stocks" under certain regulations which were adopted in 1990, they would not be willing to assist the Company in providing such capital. In response to suggestions that the Company be restructured so that it could potentially attract additional capital and also reduce its administrative expenses, the Company effectuated a one for 1,001 share reverse stock split in 1994. Although the goal of reducing expenses was achieved, the Company has not been able to attract the additional capital that is necessary for even the replacement of its existing properties.

     The Company's properties have continued to deplete (decrease in value) as they have produced, and the Company has begun to incur substantial losses from operations as revenues have declined accordingly. As a result, the Company's independent auditors qualified their opinion on the Company's financial statements for the fiscal year ended December 31, 1995, stating that ". . . the Company has suffered recurring losses from operations which raise substantial doubt about the Company's ability to continue as a going concern." As the Company's properties will continue to deplete and eventually become worthless if the status quo is permitted to continue for an unreasonable period of time, the Board of Directors has made a special determination that it would be in the best interests in all of the Company's shareholders to authorize the immediate dissolution of the Company and liquidate its assets for cash in one or more commercially reasonable transactions while there is still a sufficient value to allow for a distribution to be made to shareholders after all of the Company's liabilities are paid. Before recommending dissolution to the shareholders, the Board of Directors made a determination that, upon liquidation of the Company's properties, it is reasonably likely that there will be a sufficient amount available to allow for a cash distribution to be made to the Company's shareholders.

     In making its determination that immediate dissolution of the Company would be in the best interests of all of the shareholders, the Board of Directors did not establish any independent or special committee to consider the matter, but instead considered both the current situation and potential solutions as an entire Board. After deliberation, the Board voted unanimously to adopt the subject proposal to recommend dissolution with all directors participating in the discussion and no director abstaining from voting. In making such determination, a variety of alternatives were considered by the Board.

     The first alternative considered was to essentially continue to operate the Company's business in the future in much the same manner as it has been operated in the past. This alternative was rejected because the Company is currently operating at a loss and its oil and gas properties are depleting in value and will eventually become worthless over a relatively finite period of time (depending upon the accuracy of the Company's estimates as to the rates at which production will continue to decline in the future, and the consistency of oil and gas prices during the period). It was determined that the eventual dissolution of the Company would be inevitable under this scenario and that the longer the Company continues to operate in its current mode, the less likely it would be that the Company's shareholders would receive a distribution upon liquidation. It was therefore decided that this alternative would not be in the best interests of the shareholders.

     The second alternative considered was to continue to seek sufficient capital from outside sources to replace the Company's existing properties and allow the Company to expand to a sufficient size to enable it to operate at a profit. This alternative was rejected because the Company has made diligent attempts to obtain equity capital from outside sources for a number of years without success. It was noted that because of the Company's small size and limited cash flow it has not been able to successfully attract and retain younger professional staff to augment and eventually replace Mr. Huff in the management of the business, and that Mr. Huff's age has become an impediment to attracting such investment capital without younger professional staff already in place.

     The Board discussed the wisdom of attempting to obtain additional debt financing from banking institutions, but this was rejected because of the same problems associated with equity financing coupled with the additional risks that the Company might not be successful in achieving a sufficient level of cash flow from its utilization of any borrowed funds to enable it to service such additional debt, and that the shareholders would then be placed at substantial risk that the Company might lose even the value of its existing properties in the event of a foreclosure resulting from such additional borrowing. The Board concluded that, because of the risks involved, this scenario should be rejected as not being in the best interests of all of the shareholders.

     A third alternative discussed was to sell just a portion of the Company's properties and use the proceeds to purchase new properties that would produce better cash flow. It was acknowledged that this practice had already been implemented in recent years and that, because of depletion, the Company has now reached a point where it can no longer simply replace properties, but instead needs to add additional properties to achieve a sufficient level of

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cash flow to maintain even a rudimentary staff.  As the purchase of additional properties would necessarily require an infusion of capital which does not appear to be available, this alternative was also rejected.

     The fourth and final alternative that was considered was a possible sale of control of the Company to outsiders with a requirement that the purchaser(s) infuse substantial additional cash and properties into the Company and thereby allow the corporate entity to continue in existence with a different management group. As the controlling shareholder, Mr. Huff reported to the Board that he had engaged in discussions with a variety of third parties with respect to a possible sale of a control block of the Company's shares, but that (primarily because of his fiduciary duty to use reasonable efforts to protect the interests of minority shareholders after consummation of a sale of control) he had not been able to negotiate a transaction with any potential purchaser that he deemed to be suitable.
This alternative was not rejected, but the Board determined that because of the declining value of the Company's properties, it would not be in the best interests of the shareholders to continue to wait to see if a suitable purchaser could eventually be found. It was decided that if a suitable purchaser could be identified within 120 days after dissolution is authorized but before it is completed, the authorization to dissolve could be revoked by a majority vote of the shareholders at a meeting duly called for such purpose.

     Upon obtaining shareholder authorization to dissolve and the filing of Articles of Dissolution with the Colorado Secretary of State, the Company would continue its corporate existence under Colorado law, but would not be permitted to carry on any business except as is appropriate to wind up its affairs and liquidate its business and affairs, including collecting its assets, disposing of its properties that will not be distributed in kind to its shareholders, discharging or making provision for discharging its liabilities, distributing its remaining property among its shareholders according to their interests, and doing every other act necessary to wind up and liquidate its business and affairs. Accordingly, it is anticipated that upon obtaining shareholder authorization to dissolve, the Company would promptly file Articles of Dissolution with the Colorado Secretary of State and then proceed to liquidate its business and affairs, collecting its assets and selling substantially all of its non-cash assets in one or more commercially reasonable transactions. The net proceeds left after the payment of all liabilities (including, but not limited to, the payment of remaining amounts owed to Mr. Huff for deferred compensation of $122,500), will be distributed to all of the shareholders on a pro rata basis.

     The Board of Directors will utilize its best efforts to obtain the highest possible price from the sale of its properties. The Company has distributed detailed descriptions of its oil and gas properties to approximately thirty unaffiliated oil and gas operators who have been identified by management as being potential purchasers, but the Company is not currently engaged in any discussions or negotiations with any third parties with respect to the sale of any of its properties, and the identities of any future purchasers are currently not known. As the Company has producing oil and gas properties located in both Kansas and Oklahoma, it is somewhat likely that these properties might be sold to different purchasers in separate transactions.

     Upon receipt of authorization to dissolve from the shareholders, management will contact each of the oil and gas operators who have received detailed descriptions of the Company's oil and gas properties, notify them that authorization to dissolve has been obtained and solicit offers. It is likely that the detailed descriptions of the properties will need to be updated to a more current date in order for potential purchasers to make informed decisions with respect to making offers. This process is expected to be completed in not more than 60 days after authorization is obtained.

     Assuming that one or more acceptable offers are received by the Company as a result of this process, the Board of Directors will then evaluate each of the offers and make a determination as to whether or not one or more of such offers should be pursued based upon the amount(s) offered and the financial strength and reputation of each offeror. It is anticipated that any offers deemed acceptable by the Board of Directors would very likely be contingent upon the successful completion of a due diligence process by each of the potential purchasers, which due diligence process should be completed within an additional 60 day period. The Company would then engage in negotiations to enter into appropriate agreements to sell the properties, and attempt to consummate the transactions with the goal of receiving all proceeds from the sale of its properties within 180 days after shareholder authorization to dissolve is obtained.

     Shareholders will not be permitted to vote on any individual sales of the Company's assets after the authorization to dissolve has been obtained, even if all of the assets are ultimately sold in a single transaction. If deemed prudent under the circumstances at the time of each such transaction, the Board of Directors intends to obtain and rely upon appropriate appraisals and fairness opinions from one or more independent engineering firms. In the event that the Company does not receive offers that are deemed acceptable by the Board, it is possible that some or all of the properties might be offered for sale in one or more independent auctions of oil and gas properties with the Company setting a "floor" price for any potential transactions. As a last resort, it is also possible that some or all of the properties might be purchased by Mr. Huff and/or other affiliates of the Company if for any reason the Company is unable to sell such properties to unrelated parties for amounts acceptable to the Board of Directors.

     If any such purchases of properties by Mr. Huff and/or other affiliates of the Company occur (of which there is no assurance), they would only occur if all of the following conditions are met: (1) the purchase price to be paid by Mr. Huff and/or the other affiliates would be required to be an amount acceptable to the Board of Directors with the affected director(s) abstaining from participation in the decision, (2) the amount of the purchase price would be required to be in excess of the highest legitimate offer for the properties from any other party after diligent attempts by the Company to market the properties for sale, (3) the purchase price would be required to be in an amount equal to or greater than the appraised value of the subject properties as determined by a qualified independent appraiser and (4) the Company would be required to obtain a fairness opinion with respect to any such transaction from a qualified independent engineering firm stating, in essence, that the amount of the purchase price and the terms of the transaction are fair and reasonable to the Company under the circumstances.

     After payment of obligations, claims and expenses and making provision or establishing reserves for the payment of future liabilities, the Company will distribute the remaining cash proceeds from the sale of the Company's assets to the shareholders of the Company in proportion to their holdings of the Company's common stock. Without further shareholder action, the liquidating distribution will be made as determined by the Board of Directors. The Company intends to make the distribution at the earliest practicable date after the Company's assets are sold and its liabilities are paid. It is the goal of the Board of Directors to cause all of such remaining proceeds to be paid out to shareholders in a single distribution within 30 days after the aggregate amount of such funds are received by the Company.

     Prior to distribution, it is anticipated that all cash proceeds will be held by the Company and either deposited in a federally insured bank or savings and loan, or invested in obligations of (or obligations guaranteed by) the United States Government or any agency thereof, or time deposits or certificates of deposit issued by any bank or trust company organized under the laws of the United States or any state thereof in such amounts and with such maturities as are deemed appropriate by the Board of Directors.
Although it is possible that more than one distribution will be made to shareholders if significant delays are encountered with respect to the sale or receipt of proceeds regarding a portion of the properties, it is anticipated that all of the remaining proceeds will be distributed at once in order to minimize expenses.

     Colorado law requires that before any distribution can be made, however, the Board of Directors must make certain that all of the Company's obligations, claims and expenses are either paid or other provision has been made, or that adequate reserves have been set aside for the payment of future liabilities. In this regard, it is anticipated that all secured indebtedness (bank debt) of approximately $53,000 will be paid in full at the time of sale of the underlying collateral, and that accounts payable ($79,275 at June 30, 1996), other payables ($9,600 at June 30, 1996) and all other obligations, claims and expenses (including those expenses associated with the dissolution) will be paid as they are incurred within 30 days of invoice. Other obligations (including the payment of $122,500 to Mr. Huff for deferred compensation) will be paid from proceeds obtained from the sale of the Company's properties prior to the time that any distribution to shareholders is made.

     Accordingly, it is estimated by management that it will be necessary for the Company to receive net proceeds from the sale of its properties in an amount of not less than $300,000 in order to make a cash distribution to its shareholders as the result of the proposed liquidation, as this is the amount that is currently anticipated to be necessary to pay all of the Company's expected obligations, claims and expenses as of such time. Management believes that the Company will be able to sell its properties within the next twelve months for an amount in excess of $300,000, but (due to constant and unpredictable fluctuations in the market value of oil and gas properties) the amount that the Company will ultimately receive from the sale of its properties is currently not capable of being estimated with any degree of certainty.

     It is not currently envisioned that any amount will be retained by the Company for the payment of any contingencies which might arise after the date of the distribution, but the Board of Directors will diligently attempt to make certain that all such contingencies have been identified and satisfied before any distribution is made. It is currently anticipated that all remaining proceeds will be distributed to shareholders within 12 months after the date that authorization to dissolve is obtained from the shareholders.

     The Board may require shareholders to surrender their stock certificates as a condition of receipt of the distribution. The Company will close its stock transfer books on the close of business on a record date fixed by the Board for the liquidating distribution. Only shareholders of record on this record date will be entitled to the distribution and no transfers made subsequent to that date, except by will, intestate succession or operation of law, will be recognized on the books of the Company.

     The Colorado Business Corporation Act provides that the assets of a dissolved corporation that should be transferred to a creditor, claimant, or shareholder of the Company who cannot be found or who is not legally competent to receive them must be reduced to cash and deposited with the State treasurer as property presumed to be abandoned under State law. If the amount deposited is not claimed by such person within five years of the date for payment, it will be presumed to be abandoned and become the property of the State of Colorado.

     A Colorado corporation is permitted to revoke its dissolution within one hundred twenty days after the effective date of its dissolution, but such revocation would be required to be approved by the affirmative vote of at least a majority of the shares outstanding at a meeting called for such purpose. Upon adoption of such a resolution, a Statement of Revocation of Voluntary Dissolution would be filed with the Colorado Secretary of State and, upon filing the Revocation of Dissolution, would become effective and the Company would be permitted to carry on its business.

     The Board of Directors therefore recommends that the following resolution be adopted by the shareholders:


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
     RESOLVED, that the shareholders of Black Dome Energy Corporation (the "Company") hereby authorize the dissolution of the Company and the filing of Articles of Dissolution with the Office of the Colorado Secretary of State, and that upon the filing of such Articles of Dissolution, the activities of the Company shall thereafter be limited to those business activities appropriate to wind up the Company and liquidate its business and affairs, including collecting its assets, disposing of its properties that will not be distributed in kind to its shareholders, discharging or making provision for discharging its liabilities, distributing its remaining property among its shareholders according to their interests, and doing every other act necessary to wind up and liquidate its business and affairs.

Federal Income Tax Consequences
-------------------------------
     The following discussion summarizes the material federal income tax consequences to the Company and the shareholders of the proposed sale of assets and liquidation pursuant to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect on the date of this Proxy Statement, the Treasury Regulations issued thereunder, and applicable administrative and judicial interpretations of the Code and Regulations which have been published on that date. This summary was prepared by the Company and is not based on an opinion of any legal or accounting firm.

     This discussion does not purport to address consequences which vary according to the particulars of a given shareholder's situation.
Accordingly, for information concerning the precise impact of this transaction upon him, a shareholder should consult his own tax advisor.

     Tax Consequences to Shareholders. The cash proceeds distributed to a shareholder upon liquidation will be treated, for tax purposes, as received in exchange for his stock. The shareholder will be treated as having received capital gain or loss in the amount of the difference between the amount of the distribution and the basis of his or her stock. Whether there is gain or loss will depend on the amount distributed and the shareholder's tax basis for the stock. Whether the gain or loss is long-term or short-term will depend on the particular shareholder's holding period for the stock.
If blocks of stock were acquired at different times or at different prices, separate computations of gain or loss must be made. The taxability of the liquidating transactions to a shareholder is determined as of the time that he receives, or is entitled to receive, the proceeds of liquidation. The mere cessation of business is not a liquidation, and shareholders are not thereby in constructive receipt of a liquidating dividend. However, a distribution may be treated as a complete liquidation even though a nominal amount of cash is reserved for contingencies.

     The capital gain or loss rule applicable to a complete liquidation applies as well to a liquidation carried out through a series of distributions. In general, any distribution which is one of a "series" in complete liquidation of the corporation is treated in the same manner as a single distribution in complete liquidation. A separate computation of gain or loss is not permitted with respect to the part of the stock first redeemed. The amount received is applied in reduction of the aggregate basis, and the excess over such aggregate basis is reportable as gain when received. Such gain, however, must be computed separately for each block of stock for the purpose of determining the applicable percentages of capital gain or loss required to be taken in account.

     Tax Consequences to Company. The Tax Reform Act of 1986 repealed the tax rules which generally provided that a corporation which completely liquidated within a twelve month period would not be required to recognize any gain or loss on any sale of assets. Accordingly, the general rule which now applies is that corporations must recognize any gain or loss realized in the sale of property in contemplation of complete liquidation. However, because all or nearly all of the sales of assets in contemplation of the liquidation of the Company have been or are expected to be at a loss, this rule is not expected to have an impact on the Company.

     At present, it is not anticipated that an opinion of counsel will be rendered to the Company or the shareholders relative to the tax consequences of the described transactions. Due to the delay and expense which would be involved, no Internal Revenue Service ruling has been applied for.

     It is anticipated that a representative from the accounting firm of Halliburton, Hunter & Associates, P.C., the Company's principal accountants for the current year and the most recently completed fiscal year, is expected to be present at the Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the currently outstanding shares is required for approval of this proposal. The Board of Directors recommends a vote "FOR" this proposal, and all of the members of the Board of Directors have orally informed the Company that they currently intend to vote in favor of the proposal at the Meeting. As the members of the Board of Directors collectively own 62.50% of the Company's currently issued and outstanding shares (which is more than the amount necessary to approve the action proposed to be taken), no other votes by any shareholders will be necessary for the proposal to be adopted.

                    STOCK OWNERSHIP OF MANAGEMENT
                    AND CERTAIN BENEFICIAL OWNERS

     The Company currently has 73,755 shares of its common stock issued and outstanding, each share of which is entitled to one vote. No shares of any other class are issued or outstanding at the present time. The following table sets forth certain information as of June 30, 1996 with respect to the beneficial ownership of Common Stock by (i) each person known to the Company to own beneficially more than five percent of the outstanding Common Stock,
(ii) each executive officer of the Company, (iii) each Director and nominee for Director of the Company, and (iv) all executive officers and Directors (and nominees) of the Company as a group:

                                            Amount and
                                                 Nature of
 Name and Address                                Beneficial     Percent
of Beneficial Owner          Title of Class      Ownership(1)   of Class
-------------------          --------------      ----------     --------
Edgar J. Huff(2)              Common Stock          43,698       59.25%
2374 Eldorado Lane           (No Par Value)
Evergreen, CO 80439

Robert C. Huff(4)             Common Stock             999        1.35%
9930 South 87th E. Ave.      (No Par Value)
Tulsa, OK  74133

James E. Huff(4)              Common Stock           1,099        1.49%
2414 Briar Ridge Dr.         (No Par Value)
Houston, TX  77057

Tish M. Hartman(3)            Common Stock             400         .54%
31499 Robinson Hill Road     (No Par Value)
Golden, CO  80403


Joseph R. Albi, Sr.(4)        Common Stock             300         .41%
P.O. Box 5271, T.A.          (No Par Value)
Denver, CO  80217
Joseph R. Albi, Jr.           Common Stock           7,249        9.83%
2864 East Clairton Drive     (No Par Value)
Highlands Ranch, CO  80126

Officers and/or               Common Stock          46,096       63.04%
Directors as a               (No Par Value)
Group (5 Persons)

  (1) All beneficial owners have sole voting and investment power over shares indicated in the table.

  (2)   President, Treasurer and Director of the Company.

  (3)   Secretary of the Company.

  (4)   Director of the Company.

     Edgar J. Huff currently controls the Company by virtue of his ownership of 59.25% of the Company's outstanding Common Stock. There is no arrangement known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

                           SELECTED FINANCIAL DATA

                                      Six Months          Six Months
                                         Ended              Ended
                                    June 30, 1995        June 30, 1996
                                    -------------        -------------
Total Revenues                         $229,301            $302,062
Oil and Gas Sales                       223,177             296,226
Other Revenue                             6,124               5,836
Net Income (loss)                       (76,125)            (27,152)
Net Income (loss)
  per share                               (1.03)               (.37)
Total Assets                            666,684             414,736
Obligations                                                    --
  Deferred Comp.                        150,000             222,500*
  Bank Debt - LOC                        91,509              53,297
Book Value Per
  Share                                    $.86                $.68

* Earnings per share are restated to reflect the 1 for 1001 reverse stock split approved by shareholders on September 2, 1994.

                                  Years Ended December 31,
                   -------------------------------------------------------
                       1995       1994        1993        1992         1991
                       ----       ----        ----        ----         ----
Total Revenues       $440,661   $762,655     $677,537   $616,351    $265,490
Oil and Gas Sales     402,627    592,513      647,328    537,162     213,732
Other Revenue          38,034    170,172       30,209     79,189      51,758
Net Income (loss)    (210,598)   (44,498)       6,338     61,208     (37,793)
Net Income (loss)
  per share             (2.86)*     (.61)*        .10*       .91*       (.62)*
Total Assets          411,046    718,918    1,040,364    612,748     466,789
Obligations              --      120,000       60,000        --
  Deferred Comp.      160,000    100,000      180,000
  Bank Debt - LOC      84,987    132,724      222,987        --         --
Book Value Per
  Share                 $1.05      $3.91        $4.52      $4.36       $4.98

* Earnings per share are restated to reflect the 1 for 1001 reverse stock split approved by shareholders on September 2, 1994.



                                  Six Months Ended June 30,
                        -------------------------------------------
                        1996         1995         1994         1993
                        ----         ----         ----         ----
Total Revenues        $302,062     $229,301     $353,163     $297,131
Oil and Gas Sales      296,226      223,177      343,766      282,244
Other Revenues           5,836        6,124        9,397       14,887
Net Income (loss)      (27,152)     (76,125)     (41,958)     (11,706)
Net Income (loss)
  per share               (.37)       (1.03)        (.58)        (.17)

     After the Company has disposed of its oil and gas properties in a corporate dissolution and collected all of the proceeds from such sales, Colorado law provides that the Company must discharge (or make provision for discharging) its liabilities. The Company's existing liabilities as of June 30, 1996 are as follows:

     Current Liabilities:
          Accounts Payable                         $  79,275

          Note Payable - Bank                         53,297

          Other Payables                               9,600
                                                    --------
               Total Current Liabilities            $142,172
                                                    --------
          Amount Payable to Mr. Huff
            as Deferred Compensation                $122,500*
                                                    --------
TOTAL LIABILITIES                                   $364,672

   * Mr. Huff received a cash payment of $100,000 on October 10, 1996 which reduced the amount of deferred compensation due to him from $222,500 to $122,500.

     These liabilities and all other liabilities incurred between June 30, 1996 and the distribution of amounts to shareholders, including without limitation the costs associated with the holding of the subject Meeting of Shareholders (estimated to be $40,000), costs associated with the sale of the Company's properties (estimated to be $35,000), and the costs associated with winding up the Company's affairs and making a final distribution (estimated to be $25,000) would then be paid. The net amount remaining after the satisfaction of all of the Company's liabilities would then be distributed on a pro rata basis to all of the shareholders of the Company who are shareholders of record on the effective date of the dissolution as stated in the Articles of Dissolution to be filed with the Colorado Secretary of State (which date is currently anticipated to be the same as the Meeting date).

     Because there has been no established trading market in the Company's Common Stock for approximately the past ten years, no current market information concerning the Common Stock is available.

Description of Company's Business.
----------------------------------
     The Company explores for, develops and acquires interests in producing oil and gas leases for the purpose of resale of a portion of the working interest to industry participants, or for addition of reserves for its own account. The Company acquires and retains the operation of the oil and gas production from these leases.

     During the fiscal year ended December 31, 1995, the Company's revenues attributable to its overall income were derived primarily from the sale of oil and gas from its producing oil and gas leases.

     The Company is involved in the exploration, development and purchase and production of oil and gas properties as a general partner, joint venturer, or for its own account, and as an oil and gas lease operator. The Company's activities have in the past included the formation of joint ventures and drilling programs.

     The Company's principal products are natural gas, crude oil and oil field operations and supervision. Crude oil and natural gas are sold to various purchasers, which generally service the areas in which the producing wells are located. The Company operates oil and gas properties for its own account and for the account of other working interest owners in the property.

     There has been no public announcement of, and no information otherwise has been made public about, a new product or industry segment which would require the investment of a material amount of the Company's assets or which otherwise is material.

     The existence of commercial oil and gas reserves is essential to the ultimate realization of value from the Company's properties and thus may be considered a raw material essential to the Company's business. However, the acquisition, exploration, development, production, and sale of oil and gas are subject to many factors which are outside the Company's control. These factors include national and international economic conditions, availability of drilling rigs, casing, pipe, and other equipment and supplies, proximity to and capacity of pipelines, the supply and price of other fuels, and the regulation of prices, production, transportation, and marketing by the Department of Energy and other federal and state governmental authorities. These factors have not materially hindered nor adversely affected the business of the Company; however, it is not known what, if any, additional regulations or constraints may arise, or to what extent, if any, they may affect the Company's operations. The Company acquires oil and gas properties from landowners, other owners of interests in such properties, or governmental entities.

     The Company does not own any patents, trademarks, licenses, franchises or concessions, except oil and gas leases and other interests granted by private landowners, the loss of any one of which could have a material impact on the Company.

     The Company's business is not seasonal in nature, except to the extent that natural gas prices may tend to fluctuate on a seasonal basis and development of its oil and gas properties and its ability to drill oil and gas wells and the availability of drilling rigs and other equipment, have occasionally been more restricted at calendar year end due to increased demand from tax-sheltered drilling programs conducted by others.

     It is the practice of the Company as well as others similarly situated in the industry to attempt to retain working capital in order to participate in the purchase of producing properties and the drilling and development of properties via partnerships, joint ventures and other arrangements, and to acquire significant blocks of undeveloped properties for future development and/or exploration. Working capital is not needed to meet rapid delivery requirements of customers, or to assure the Company of continuous allotments of goods from suppliers.

     During fiscal 1995, two customers accounted for 10% or more (individually) of total oil and gas sales: Boyd Resene and Associates, 73% and Helmerich & Payne Energy Services, Inc., 13%. The Company believes that it could be adversely affected by the loss of these major gas customers; however, there are numerous spot market gas purchasers who could be utilized for the sale of natural gas. During 1995, the Company sold oil and/or gas to eight (8) customers. No revenues were received in connection with foreign governments in which the Company acted as a producer.

     The Company has no backlog due to the nature of its business, nor is backlog material to an understanding of the Company's business.

     The Company has no material portion of its business which may be subject to renegotiation of profits or termination of contracts or subcontracts at the election of government.

     The purchase of existing producing properties and exploration, development and production of oil and gas are subject to considerable competition, and the Company is faced with strong competition from major and medium sized oil and gas companies and other independent operators. The principal methods of competition in the industry for the acquisition of producing oil and gas properties and leases are industry sales packages and the solicitation, bidding and auctioning of individual producing properties, and the payment of bonus payments at the time of acquisition of leases. Companies with greater financial and operational resources, larger technical staffs and labor forces, better developed equipment for exploration, and more extensive experience will be in a better position than the Company to compete for such leases. In addition, the ability of the Company to market any oil or gas which it might produce could be severely limited by its inability to compete with larger companies operating in the same area who may be willing or able to offer any oil or gas produced by them at a price lower than that of the Company. In addition, the availability of a ready market for oil and gas will depend upon numerous factors beyond the Company's control, including the extent of domestic production and imports of oil and gas, proximity and capacity of pipelines, the overall foreign domestic supply and demand of oil and gas, and the effect of federal, state and local regulations of oil and gas production and sales. The Company has an insignificant competitive position in the oil and gas industry.

     The Company is engaged in finding and producing oil and gas, and no funds are allocated to product research and development in the conventional sense. Since its inception, the Company has not had any customer or government sponsored research activities relating to the development of new products, services or techniques or the improvement of existing products, services or techniques.

     The Company, as an owner and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment. These laws and regulations, among other things, impose liability on the Company for the cost of pollution clean-up resulting from operations, subject the Company to liability for pollution damages, require suspension or cessation of operations in affected areas and impose restrictions on the injection of liquids into subsurface aquifers that may contain groundwater.

     Environmental requirements may necessitate significant capital outlays which may materially affect the Company's earnings and potential earnings and could cause material changes in its form of business. The Company has made and will continue to make expenditures in its efforts to comply with these requirements which it believes are necessary business costs in the oil and gas industry. As of December 31, 1995, the Company is not aware of any existing environmental claims which would have a material adverse effect upon its capital expenditures, earnings or competitive position.

     There is no assurance, however, that existing laws or regulations or changes in or additions to laws or regulations regarding the protection of the environment will not adversely affect the Company. It is impossible to determine whether or to what extent the Company's future performance may be affected by environmental laws; however, management does not believe that such laws have had a material adverse effect on the Company's financial position or results of operations.

     The Company currently has one full-time salaried employee, one full-time non-salaried employee (Mr. Huff), one full-time contract employee, one part-time contract employee, and one contract engineer employed on a retainer basis who are directly engaged in its activities. The employees and retainer perform geologic, engineering and economic property evaluations, production enhancement design and operations, management and marketing of production on a daily basis, accounting, and secretarial and administrative services for the Company, as well as all general corporate management, under the direction of the Board of Directors.

     The Company has no material operations in foreign countries and no material portion of its sales or revenues is derived from customers in foreign countries.

Management's Discussion and Analysis of Financial Condition and Results of Operations.
--------------------------------------------------------------------------
     Working capital (which incorporates current and deferred obligations) increased slightly by $2,137 during the year ended December 31, 1995. These results followed a working capital increase of $84,031 in 1994. Lower received natural gas prices, payment of a portion of the deferred compensation, declining production without reserve replacement and significant depreciable and depletable costs resulted in the Company's loss of $210,598 or $2.86/share in 1995. Low natural gas prices, payment of a portion of the deferred compensation, unsuccessful workover costs of two wells in Oklahoma, and the costs associated with restructuring the Company contributed to the loss of $44,498 or $0.61 per share in 1994.

     Cash increased by $71,754 from December 31, 1995 to June 30, 1996, primarily due to maintenance and recompletion costs on existing oil and gas properties in prior periods, which improved the Company's ability to deliver oil and gas. Also there has been an increase in the price received for oil and gas sales. The increase in oil and gas sales for the six months ended June 30, 1996, as compared to June 30, 1995 was $73,049, while production costs only increased by $7,683. Production costs for the six month period ended June 30, 1995 were $100,684 and were $104,409 for the six months ended June 30, 1996. Depreciation and depletion increased $23,500 as a result of increased production, with a corresponding increase in production taxes. General and administrative expenses were lower by $10,600 for the June 30, 1996 period as compared to June 30, 1995. General and administrative expenses for the six month period ended June 30, 1993 were $122,886 compared to $124,665 for the same period ended June 30, 1996.

     The current ratio deficit was reduced from $190,692 to $147,984, an improvement in liquidity of $42,708 during the six months ended June 30, 1996.

     Restructuring of the operations and tighter control on costs resulted in a decrease in the six month period ended June 30, 1996 of $47,135 in production costs and $27,151 in general and administrative costs which reached their peak in the six month period ended June 30, 1994.

     In October, 1992, as a source for additional working capital, the Company obtained a $300,000 line of credit with a lending institution, secured with 10 producing natural gas wells in Clark County, Kansas. As of December 31, 1994, a total of $132,724 was borrowed from the line of credit. During 1995, the Company reconstructed the debt obligations associated with the outstanding balance of the line of credit. As of December 31, 1995, the Company had bank debt obligations of $84,987 tied to an 8.5% note which matures on March 31, 1997. In addition, the Company holds a $150,000 line of credit secured with eight (8) Clark County, Kansas producing gas properties against which no sums were borrowed as of December 31, 1995.

     The Company currently has no commitments for capital expenditures. The Company is utilizing its own cash resources as well as outside capital to attempt to purchase additional producing oil and gas properties. In general, the Company's financial condition will not permit the risk of exploratory or development drilling activities unless outside risk capital is obtained.

     During the fiscal year ended December 31, 1995, oil and gas revenues decreased by $189,886 or 32% as compared to fiscal 1994, primarily as a result of lower received natural gas prices, decreases in Company net oil and gas production without reserve replacement and the sale of five (5) properties in 1994. At December 31, 1995, twenty-one wells were producing to contribute to this income. Management expects normal production decline from the presently producing wells during 1996. At December 31, 1995, the Company was operating 18 wells as opposed to 19 producing wells at December 31, 1994. Current markets remain unstable and it is impossible to predict how these will function. Any price increase or decrease will have a direct effect on the Company.

     The Company experienced a net loss of $210,598 or $2.86/share during 1995 compared to a net loss of $44,498 or $.61/share during 1994. The decrease in earnings is a direct result of significant operational/rework expenses associated with properties, significantly lower received natural gas prices, and declining production without reserve replacement.

     Interest income has decreased in the past few years both because of smaller amounts of invested cash and lower interest rates.

     General and administrative costs decreased from $266,603 in 1994 to $237,918 in 1995, primarily as a result of the elimination of one full-time salaried employee during 1994. However, overall general and administrative costs remain high relative to the Company's size. Management believes general and administrative costs cannot be reduced below current levels while prudently managing the Company's assets.

     Oil and gas production costs have decreased to $190,795 in 1995 as compared to $300,236 in 1994. Both 1995 and 1994 oil and gas production costs reflect the additional operational and re-work costs associated with acquired properties.

     The acquisition of producing gas properties in 1991, 1992 and 1993 significantly increased Black Dome's reserves during those three years. During 1994, the Company focused on reworking operations to improve and maintain production from all properties while recovering costs associated with the acquisitions. During 1994, the Company disposed of five (5) producing properties. During 1995, two (2) gas wells (1.73 net wells) in which the Company held an interest were plugged and abandoned. The Company was not successful in adding reserves through drilling or acquisition activity during 1995.

     As a result of significant production decline and the Company's unsuccessful drilling and acquisition activity, net proved remaining reserves decreased significantly (26% on a Bbl equivalency basis) between December 31, 1995 and December 31, 1994. The estimated SEC net present value of total proved reserves decreased from $1,281,621 at December 31, 1994 to $1,196,316 at December 31, 1995. Higher 1995 received year-end oil and gas prices cushioned the impact of lower 1995 reserve levels on the estimated SEC net present value of total proved reserves.

     All of the foregoing conditions are expected to have a material adverse impact on the future operations of the Company. The Company's revenues are currently expected to continuously decrease during the next fiscal year as properties are sold to pay expenses, and as the remaining producing properties suffer normal declines in production. The Company does not currently have sufficient financial resources to purchase new producing properties to replenish expected production declines, or to replace properties that have been (and in all likelihood will continue to be) sold to pay operating expenses. Expenses of operations are not expected to decrease during the next fiscal year.

     During fiscal 1996, the Company intends to continue to explore reasonable avenues relative to preserving and maximizing shareholder value. The recurring losses from operations sustained by the Company (primarily as the result of declining reserves, poor natural gas prices, inadequate reserve replacement and relatively high fixed costs associated with maintaining operations) raise substantial doubt about its ability to continue as a going concern. One of the avenues that management currently intends to explore is the voluntary liquidation of the Company during the next twelve months. In the event that the Company is unable to receive significant funding from some viable outside source or does not voluntarily liquidate substantially all of its assets during the next twelve months, it currently appears to be likely that the Company will continue to deplete its assets in order to meet its ongoing operating expenses (which will ultimately result in little or nothing being available for distribution to any of the Company's shareholders upon its eventual liquidation.)

     Under Colorado law the Company is not permitted to sell substantially all of its assets without first obtaining approval from a majority of its shareholders. The cost of holding such a shareholders' meeting (including printing, mailing, legal and accounting expenses) is currently estimated to be approximately $40,000. These costs will reduce the amount that would otherwise have been available for distribution to shareholders upon liquidation.

     Current economic trends still indicate that costs of conducting business activities will not rise as rapidly as they have during the preceding inflationary years.

     Governmental and foreign decisions over which Management has no control could impact the prices received for the Company's oil and gas and could have a very serious effect on profits. It is impossible to predict long-term or even short-term trends in pricing.

     There are no current legal proceedings concerning the Company and there are none pending.

     There were no shareholder meetings of the Company held during the fiscal year ended December 31, 1995.

     From October 1980 through November 12, 1984, Black Dome's common stock was traded on the over-the-counter market under the symbol "BDEC" and the quotes were carried by NASDAQ during that period of time. NASDAQ voluntarily withdrew "BDEC" from the system on November 12, 1984 due to the depressed price of the stock. Since that date there has been sporadic trading in the Company's stock. At the present time, there are no market makers listed in the "pink sheets."

     The number of holders of record of Black Dome's no par value common stock at September 1, 1996 was approximately 1,616.

     Holders of common stock are entitled to receive such dividends as may be declared by Black Dome's Board of Directors. No dividends have been paid with respect to Black Dome's common stock and no dividends are anticipated to be paid in the foreseeable future.

Description of Properties.
--------------------------
     Reserves. Proved developed and undeveloped oil and gas reserves of the Company at December 31, 1995 and December 31, 1994 were computed by Joseph R. Albi, Jr., a consulting petroleum engineer and former Executive Vice President of the Company, and were audited by Donald M. Osmus, a consulting Petroleum Engineer. Proved developed and undeveloped oil and gas reserves of the Company at December 31, 1993 were computed by the Company and audited by Donald M. Osmus.

     All of the Company's reserves are located in the continental United States and the majority of the properties comprising these reserves are operated by Black Dome Energy Corporation.

                                         Reserve Category
                     --------------------------------------------------------
Proved Developed        Proved Undeveloped         Total Proved
----------------        ------------------         ------------
                  (1)                      (2)

December 31,  (Bbls)*    (Mcf)**    (Bbls)*   (Mcf)**    (Bbls)*     (Mcf)**
------------  -------    -------    -------   -------    -------     -------
   1993       25,985    2,664,920    9,005      4,169     34,990   2,669,089
   1994        9,355    2,031,425      --        --        9,355   2,031,425
   1995        9,825    1,431,318      --      52,256      9,825   1,483,574

  *   Refers to barrels consisting of 42 U.S. gallons.

  ** Refers to a volume of 1,000 cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the volume of natural gas.

     Proved Developed Reserves. These are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification includes:

     Proved Developed Producing Reserves. These are proved developed reserves which are expected to be produced from existing completion interval(s) now open for production in existing wells; and

     Proved Developed Non-Producing Reserves. These are proved developed reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

          Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as "Proved Developed Reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     Proved Undeveloped Reserves. These are proved reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units, which are reasonably certain of production when demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves may be attributable to acreage for which an application of fluid injection or other improved recovery technique is used or contemplated only where such techniques have been proved effective by actual tests in the area and in the same reservoir.

     Present Value of Estimated Future Net Revenues from Proved Developed and Proved Undeveloped Oil and Gas Reserves. The table below presents, as of the end of 1995, 1994 and 1993, the present value of the estimated future net revenues attributable to proved developed reserves and proved undeveloped reserves discounted at an annual rate of ten percent (10%) per year.

Present Value of Future
 Net Revenues (dis-                  Future Net Revenues
counted at 10%) as of          Proved        Proved        Total
     December 31,            Developed     Undeveloped     Proved
---------------------       ----------     -----------   ----------
     1993                   $2,720,531       $19,185     $2,739,716
     1994                   $1,281,621       $     0     $1,281,621
     1995                   $1,175,279       $21,037     $1,196,316

     While it is reasonable to anticipate that the prices received from the future sale of production may be higher or lower than the prices used in the evaluation described above, and the operating and other costs relating to such production may increase above existing levels, such increases in prices and costs have been omitted from consideration in making these evaluations in accordance with rules adopted by the Securities and Exchange Commission.

     The Company emphasizes that reserve estimates and rates of production are inherently imprecise and that estimates of new discoveries and non-producing and/or undeveloped reserves are more imprecise than those of mature producing oil and gas properties. Accordingly, the estimates are subject to change as further information becomes available.

     For additional information concerning oil and gas revenues, see Note 6 to the Financial Statements.

     Reserves Reported to Other Agencies. The Company did not file any oil or gas reserve estimates with, or include such estimates in reports to, any other federal governmental authority or agency within its last fiscal year.

     Production. The following table shows the Company's net quantities of oil (including condensate and natural gas liquids) and of gas produced for each of the Company's past three fiscal years:

                                        Net Oil and Gas Production
                                          Year Ended December 31,
                                         -------------------------
                                        1995       1994        1993
                                        ----       ----        ----
Gas (Mcf)                             261,562     309,210     286,162
Oil/Condensate (Barrels)                1,382       2,747       2,783

     The Company has no long-term supply or similar arrangements with foreign governments or authorities.

     Average Sales Price and Production Costs. The average sales prices (including transfers) and production costs per barrel of oil and Mcf of gas received by the Company for the fiscal years ended December 31, 1995, 1994 and 1993, were as follows. Equivalent barrels of production were calculated on the basis of 6 Mcf equals 1 Barrel.

                         Oil (Per Bbl)    Gas (Per Mcf)    Production (MCF)
 Year Ended                 Sales            Sales           Costs of
December 31,                Price            Price         Equivalent Bbls
------------                -----            -----         ---------------
     1995                   $17.10           $1.45              $4.24
     1994                    16.97            1.83               6.21
     1993                    16.73            2.10               5.83

     Productive Wells and Acreage.  The following tables set forth the
Company's: (i) total gross and net productive oil and gas wells, and (ii) total gross and net developed acreage, both as of December 31, 1995:

     Productive Oil and Gas Wells. As of December 31, 1995, the Company owned an interest in 21 oil and/or gas properties, 18 of which are operated by the Company. The following depicts the number of gross and net oil and gas wells producing or capable of production in which the Company owned an interest at the end of the last fiscal period.

                      Total Wells (Gross)*       Total Wells (Net)**
                      Oil   Gas     Total        Oil      Gas      Total
                      ---   ---     -----        ---      ---      -----
December 31, 1995      2     19       21        1.03     14.64      15.67

     The above numbers reflect a reduction of two (2) gross wells (1.73 net wells) which were plugged and abandoned in 1995.

  * A "gross well or acre" is a well or acre in which a working interest is owned. The number of gross wells or acres is the total number of wells or acres in which a working interest is owned.

  ** A "net well or acre" exists when the sum of the fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of fractional working interests owned in gross wells or acres, expressed as whole numbers and fractions thereof.

  Developed Acreage. The following depicts the number of gross and net developed acres in which the Company owned an interest at the end of the Company's last fiscal year.

                                Gross Acres            Net Acres
                                -----------            ---------
December 31, 1995                  9,191                 6,078

     Undeveloped Acreage. The following table sets forth information regarding undeveloped acreage in which the Company has an interest.

     Location                    Gross Acres               Net Acres
     --------                    -----------               ---------
     Kansas                         160                       105
     Texas                           28                        10
                                    ---                       ---
               Total                188                       115

     As of the date of this filing, the Company's total undeveloped acreage is held by production and is not subject to expiration until the producing well or wells which it holds is/are non-commercial or plugged and abandoned.

     Drilling Activity. The following summarizes the drilling activity of the Company during each of the last three fiscal years.

Year Ended           Total      Development         Exploratory
December 31,         Wells   Oil    Gas    Dry    Oil    Gas    Dry
------------         -----   ---    ---    ---    ---    ---    ---
1995-
     Gross Wells       1      0      1      0      0      0      0
     Net Wells        .4      0     .4      0      0      0      0

1994-
     Gross Wells       0      0      0      0      0      0      0
     Net Wells         0      0      0      0      0      0      0

1993-
     Gross Wells       0      0      0      0      0      0      0
     Net Wells         0      0      0      0      0      0      0

     Present Activities. The Company participated in the unsuccessful drilling of one (1) gross well (.4 net well) during the fourth quarter of 1995. Two (2) gross wells (1.73 net wells) in which the Company held an interest were plugged and abandoned during 1995. No additional oil and/or gas properties were acquired by the Company during 1995.

     Delivery Commitments. As of March 21, 1996, the Company was not obligated to provide a fixed and determinable quantity of oil or gas in the future pursuant to existing contracts or agreements, nor has the Company had any significant delivery commitments since its inception on December 12, 1979.

                        FINANCIAL STATEMENTS
                        --------------------
     The financial statements of the Company for the fiscal year ended December 31, 1995, including audited financial statements as of and for the years ended December 31, 1995, 1994 and 1993, and unaudited financial statements as of June 30, 1996, and for the six months then ended, are attached hereto and are incorporated by this reference into this Proxy Statement.

                  AVAILABILITY OF REPORT ON FORM 10-K
                  -----------------------------------
     Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, to each shareholder of record or each shareholder who holds stock in the name of a bank or broker as nominee as of the close of business on the record date. Any request by a shareholder for the Company's Annual Report on Form 10-K should be mailed to the Company at 1536 Cole Boulevard, Suite 325, Golden, Colorado 80401.

                          SHAREHOLDER PROPOSALS
                          ---------------------
     In the event that the authorization to dissolve the Company is approved, the Board of Directors anticipates that the Company will not hold an annual meeting of its shareholders prior to the dissolution of the Company.
However, in the event that an annual meeting of the Company's shareholders is held in the future, any proposal by a shareholder intended to be presented at the Company's next annual meeting of shareholders must be received at the offices of the Company a reasonable amount of time prior to the date on which the proxy statement and proxy for that meeting are mailed to shareholders in order to be included in the Company's proxy statement and proxy relating to that meeting.

                             OTHER BUSINESS
                             --------------
     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

                              MISCELLANEOUS
                              -------------
     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the

Company may solicit proxies personally or by telegraph or telephone without additional compensation.

                    By Order of the Board of Directors


                              Edgar J. Huff
                                President

Denver, Colorado
November __, 1996

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. A SELF-ADDRESSED, POSTAGE PAID ENVELOPE IS ENCLOSED FOR MAILING. INDEX TO FINANCIAL STATEMENTS

                  HALLIBURTON, HUNTER & ASSOCIATES, P.C.
                      Certified Public Accountants
                    2329 West Main Street, Suite 106
                    Littleton, Colorado  80120-1900
                        Phone (303) 730-7999
                         Fax (303) 730-2683



                          October 28, 1996



The Board of Directors
Black Dome Energy Corporation
Evergreen, CO



RE: Change in method of accounting for depreciation of lease and well equipment on producing properties.

Comments:  We have reviewed the effect of the changes from straight-line depreciation of lease and well equipment used on producing properties to the unit of production method. This better matches revenues and expenses on an annual basis, and should preclude any adjustments that would be necessary upon the adoption of FSAB 121.

Summary: We approve of the changes in the method of accounting for depreciation of lease and well equipment.












BY(Signature)          /s/ Halliburton, Hunter & Associates, P.C.

                              November 5, 1996


Roger Schwall, Assistant Director
Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

     Re:     Black Dome Energy Corporation
             Preliminary Proxy Materials
             Commission File No. 0-9394

Gentlemen:

     This letter is in response to the staff's comment letter dated October 11, 1996. For your convenience, the text of the staff's letter is reproduced below in bold print and each comment is followed by the Company's response.


The Proposal
------------

1. Reorder the proxy materials to move the resolution to the forepart of the document.

In response to the comment, the resolution has been moved to pages 8 and 9 of the document.


2. Discuss in greater detail why the Board of Directors has determined that it is in the best interests of the Company and its shareholders to dissolve the Company.

Appropriate discussion has been added on pages 3, 4 and 5 of the Information Statement.

3. Clarify whether the Board made a special determination that dissolution is in the best interests of all shareholders.

Clarification has been made on page 3 that the Board made a special determination that dissolution is in the best interests of all shareholders.

4. Disclose whether the Board established an independent or special committee to consider dissolution.

Appropriate disclosure has been added at the bottom of page 3 and the top of page 4 to make it clear that the decision to dissolve was made by the entire Board of Directors meeting as a whole and that no special or independent committees were formed.

5. Describe in sufficient detail the steps the Company will employ to dissolve itself. Disclose how dissolution will be conducted and whether shareholders will be allowed to vote on any material sales of assets.

In response to the comment, disclosure has been added on pages 5, 6, 7 and 8 to detail the steps the Company will employ to dissolve itself, to disclose how dissolution will be conducted and to make it clear that shareholders will not be allowed to vote on any material sales of assets after dissolution is authorized.

6. Clarify whether the Board made any, or obtained any, determination concerning the value of the Company's assets before recommending dissolution.

Discussion has been added on page 8 in response to the staff's comment.

7. Disclose the approximate amount of time the dissolution is expected to take.

Disclosure has been added on page 8 that dissolution is expected to be completed within 12 months from the date that authorization to dissolve is obtained, and disclosure has been added on page 6 to the effect that it is the Company's goal to try to obtain all proceeds from the sale of properties within 6 months after authorization is obtained.

8. Disclose whether the Company contemplates selling assets to any affiliates other than Mr. Huff under the plan of dissolution.

The staff is supplementally informed that the Company is not currently contemplating the sale of any oil and gas properties to Mr. Huff or any other affiliate, and that any such sale would only occur under the circumstances now disclosed on pages 6 and 7. Notwithstanding the foregoing, language has been added on pages 6 and 7 disclosing the possibility that affiliates other than Mr. Huff could participate in one or more purchases of properties under the plan of dissolution.

9. With regard to potential sales to Mr. Huff discuss in more specific detail the procedures that will be followed to determine when such a sale may be the "last resort."

As discussed above, appropriate language has been added on pages 6 and 7.

10. Describe in general detail the process the Company will use to obtain the highest possible price for the Company's assets.

Language has been added on pages 5, 6 and 7 to describe in general detail the process the Company will use to obtain the highest possible price for the Company's assets.

11. Provide a schedule of the Company's assets, an estimated value of proceeds from the sales of such assets, the total value of liabilities and costs that must be discharged before there can be any distribution to shareholders, the projected amount that may be available for distribution to shareholders and the projected amount per share.

Discussion has been added on page 8 of the Information Statement in response to the comment to disclose that in order to make a distribution to shareholders it will be necessary for the Company to receive proceeds in excess of approximately $300,000, and that the Board of Directors believes the Company will be successful in obtaining proceeds in excess of that amount. Because the Company has extremely limited assets, it would not be useful to provide a schedule of assets that is more detailed than the one provided in the Company's financial statements. Further, because of the risks involved and the disadvantage that would be created for the Company in its future negotiations with potential purchasers if the amount that the Board expects to be received from the sale of its properties upon consummation of those same negotiations were to be made public (and for the reasons stated on page 8 of the Information Statement), the staff is supplementally informed that the Company does not wish to make any projections in the Information Statement as to the amount currently expected to be received from the sale of its properties or the amount that might ultimately be available for distribution to shareholders after the properties are sold.

12. Disclose whether any director or directors abstained or voted against the proposal to dissolve the Company.

In response to the comment, appropriate disclosure has been added at the top of page 4 to indicate that no director abstained or voted against the proposal to dissolve the Company.

13. Clarify whether the Company will make partial distributions to shareholders as assets are sold. If not, discuss the priority of shareholders in relation to other obligations with regard to such payments. If partial payments will not be made, disclose what the Company will do with proceeds held (i.e., invested in securities, etc.).

Appropriate disclosures have been added on page 7 in response to the comment.

14. Clarify whether the Company will retain any proceeds for unknown contingencies, if so, disclose the percentage to be retained.

Appropriate disclosure has been added on page 8 in response to the comment.

                          ACCOUNTING COMMENTS

Proposal 1 - Authorization to Dissolve the Corporation, page 2
--------------------------------------------------------------

15. Supplementally confirm to the staff that the value of office space provided by Mr. Huff at no charge was reflected in the financial statements as a capital contribution and expense. If not, supplementally advise the staff as to the reason such cost was not required to be reflected in the financial statements.

The staff is supplementally informed that the value of office space provided by Mr. Huff at no charge was not reflected in the financial statements as a capital contribution and expense because no shares or other equity instruments were issued to any person in connection with his provision of office space to the Company, and the Company is not aware of any accounting requirement to reflect any cost in its financial statements under these circumstances. The Company began renting space from an unaffiliated entity in July 1994, and appropriate rent expense is recognized from that date forward.

Selected Financial Data, page 6
-------------------------------

16.      Include interim information as of and for the comparable 1995 period.

Comparable financial data for the period ended June 30, 1995 has been added on page 12 in response to the comment.

17. Supplementally reconcile the amount of the note payable to bank in the selected financial data with the tabular disclosure of outstanding liabilities at June 30, 1996 presented on the same page.

The staff is supplementally advised that the amounts are the same, and that the typographical error on page 12 has been corrected.

MD&A, page 10
-------------

18. The discussion should be expanded to discuss the Company's liquidity as of June 30, 1996 and the results of operations for the six months ended June 30, 1996 compared to the comparable interim period of the prior year, and to discuss the 1994 results of operations compared to 1993.

The discussion has been expanded on page 18 in accordance with the comment.

19. The staff notes that the Company restructured its operations in 1994. Discuss the effect of such restructuring on the Company's results of operations in 1995 and 1994. See EITF 94-3.

In accordance with the comment, the effects of the restructuring on the Company's results of operations in 1995 and 1994 are now discussed on page 18.

20. The MD&A and notes to the financial statements should disclose the impact of adoption of SFAS 121 and 123 will have on the Company's future financial statements. Reference is made to SAB Topic 11(M).

Both MD&A and the notes to the Company's financial statements have been modified to disclose the impact that the adoption of SFAS 121 and 123 will have on the Company's future financial statements.

21. Update the discussion on page 12 for the proposed dissolution of the Company. Even if the liquidation basis of accounting is not appropriate as of June 30, 1996 (see later comment), discuss the anticipated liquidation value of the Company's net assets compared to their book value.

In response to the comment, the discussion formerly appearing on page 12 has been updated for the proposed dissolution of the Company. The staff is supplementally informed that the anticipated liquidation value of the Company's net assets (less costs to sell) is in excess of their current book value as reflected in the financial statements. The disclosures in the financial statements have been modified to include the information specified by paragraph 19 of SFAS 121.

Financial Statements
--------------------

22. Since the vote for liquidation of the Company is assured, it appears the financial statements at June 30, 1996 should be presented on the liquidation basis of accounting.

The staff is supplementally informed that the anticipated liquidation value of the Company's net assets (less costs to sell) is in excess of their current book value as reflected in the financial statements. The disclosures in the financial statements have been modified to include the information specified by paragraph 19 of SFAS 121 (please see response to comment 21, above).

Balance Sheet, page F-3
-----------------------

23. The allowance for doubtful accounts should be separately presented in accordance with Rule 5-02(4). Please revise or advise.

The staff is supplementally informed that no such allowance was considered necessary since 99% of accounts receivable have historically been collected within 45 days.

24. Provide the disclosures specified in Rule 5-02.19 of Regulation S-X with respect to loans payable to bank and unused line of credit.

In response to the comment, a new Note 11 has been added to the financial statements.

25. Disclose the number of shares in the treasury and the method of accounting used for them (e.g., at cost).

The staff is supplementally informed that all shares in the Company's treasury were recorded at the Company's cost and have been retired. The Financial Statements have been corrected in the stockholders' equity section of the balance sheet and on the statement of stockholders' equity, and in note 10 to the financial statements to reflect such cancellation.

Statement of Income, page F-4
-----------------------------

26. Disclose the weighted average shares outstanding used in the calculation of earnings (loss) per share for each period of operations presented. Common stock equivalents should only be included in the calculation when dilutive, and treasury stock should not be considered outstanding. Reference is made to paragraph 30 of APB 15.

In response to the comment, the weighted average number of shares outstanding used in the calculation of earnings (loss) per share for each period of operations presented has been added to the data included in the Statement of Income.

27. Disclose any components of "other income" in 1994 which are individually significant. Reference is made to Rule 5-03(b).7 of Regulation S-X.

The staff is supplementally informed by the Company that there are no material items to be included in "other income."

Statement of Cash Flows, page F-6
---------------------------------

28. The write-off of non-producing properties should be reclassified as an adjustment of operating cash flows. Please revise.

In response to the comment, the write-off of non-producing properties has been reclassified as an adjustment of operating cash flows as requested.

29. Supplementally reconcile the amount of the adjustment for the write-off of nonproducing properties to the amount of the expense on the statements of operations.

The staff is supplementally informed that the accounts have been reconciled and are now in agreement.

30. Provide the supplemental disclosures specified in paragraphs 29 and 32 of FAS 95. It is unclear if the change in the line of credit in 1995 to a note payable is a cash transaction that should be included in the statement of cash flows.

The staff is informed in response to the comment that the Company's Cash Flow Statement has been corrected as well as additional information is included in
Note 11.

31. Provide disclosure to explain the change in the amount of the line of credit in 1993 when it increased by $223,987 to only $132,724 when converted to a note payable in 1995.

The staff is informed in response to the comment that the Company's Cash Flow Statement has been corrected and additional information has been included in
Note 11 for clarification (please see response to comment 30, above).

Note 1.  Summary of Significant Accounting Policies, page F-7
-------------------------------------------------------------

32. Briefly describe the Company's significant revenue recognition policies.

In response to the comment, additional language has been included in Note 1 to describe the Company's significant revenue recognition policies.

Note 1. Property and equipment and depreciation, depletion and amortization, page F-7
-----------------------------------------------------------------------------

33. The 1995 change in depreciation methods should be accounting for as a cumulative adjustment in the period of change and not as a retroactive adjustment. Clarify the statement that the change "better reports income to conform to FAS 121," and that depreciation is only recorded on well equipment placed in service. Reference is made to paragraphs 18-21 of APB 20. Please revise the financial statements accordingly.

Footnote 1 has been revised in response to the comment.

Note 1.  Basis of Presentation and Going Concern, page F-8
----------------------------------------------------------

34. The note does not provide sufficient description of management's plans with regard to the Company's going concern uncertainty. The note should contain a reasonably detailed description of management's specific viable plans intended to mitigate the effect of such condition and management's assessment of the likelihood that such plans can be effectively implemented. This discussion should be updated, as necessary, for the interim period ended June 30, 1996. We note the discussion on page 12 of the filing.

Additional information has been provided in Footnote 1 in response to the comment. If the proposed language is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

Note 3.  Income Taxes, page F-8
-------------------------------

35. Supplementally confirm that net operating losses are the only temporary difference. It appears that the Company utilized a carryback in 1993, and it is unclear why the Company recognized no benefit from the 1994 and 1995 net losses since there was net income in prior years. Provide all the disclosures specified by paragraph 43 of FAS 109.

The staff is supplementally informed that net operating losses are the only temporary difference. Additional information has been included in Footnote 3 for clarification in response to the comment.

Note 4.  Employment Contracts, page F-9
---------------------------------------

36. All common stock references should give retroactive effect to the reverse stock split. Please revise.

All references to common stock have been revised in accordance with the comment to give retroactive effect to the reverse stock split. If the proposed language is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

37. Supplementally advise why the 6.8 million shares issued to Mr. Huff in 1993 are not presented in the Statement of Stockholders' Equity.

The staff is supplementally informed that the subject 6.8 million shares were issued to Mr. Huff in 1992, and the typographical error has been corrected.

Note 6.  Supplementary Oil and Gas Information, page F-9
--------------------------------------------------------

38. The analysis of changes in reserve quantities should be presented for each year of operations included in the financial statements. Reference is made to paragraph 11 of FAS 69.

In response to the comment, reserve information for the 1993 fiscal year has been added. If the proposed language is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

39. Detail the components of the future cash flows related to oil and gas properties. See paragraph 30 of FAS 69.

In response to the comment, the subject disclosure has been modified to detail the components of the future cash flows related to oil and gas properties in accordance with the requirements of paragraph 30 of FAS 69. If the proposed language is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

Updating
--------

40. In the event of a delay in the mailing date of the definitive proxy statement, the financial statements and related disclosures should be updated pursuant to Rule 3-12 of Regulation S-X.

In the event of a delay in the mailing date of the definitive proxy statement, the financial statements and related disclosures will be updated pursuant to Rule 3-12 of Regulation S-X.

Accountants' Report
-------------------

41. An accountants' report complying with Rule 12b-11 of the Exchange Act Rules should be filed with the definitive proxy statement. Copies of the manually signed accountants' report should be retained for five years. See Instruction 1 to Item 14 of Schedule 14A. Also see Rule 302 of Regulation S-T.

An accountants' report complying with Rule 12b-11 of the Exchange Act Rules will be filed with the definitive proxy statement at the time of filing. Copies of the manually signed accountants' report will be retained for five years.

Form 10-K
---------

42. The Form 10-K should be amended to include Exhibit 18, a preferability letter from the Company's accountants with respect to the change in accounting principle.

In response to the comment, the Form 10-K is proposed to be amended to include
Exhibit 18, a preferability letter, in the form attached as supplemental information. If the proposed language is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

June 30, 1996 Form 10-Q
-----------------------

43. Amend the filing to include financial statements and MDA with respect to the quarter ended June 30, 1996 and comparable prior year information, in addition to the year to date information. Reference is made to Article 10 of Regulation S-X. Alternately, such information could be included in the Schedule 14A.

In response to the comment, proposed disclosure has been added to the subject Form 10-Q to provide financial statements and MDA with respect to the quarter ended June 30, 1996 and comparable prior year information, in addition to the year to date information. If the proposed language is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

44. The deferred compensation liability should be classified as a current asset similar to the audited financial statements.

In response to the comment, the deferred compensation liability has been classified as a current asset similar to the audited financial statements. If the proposed disclosure is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

45. The components of cash flows should be presented to the extent specified by Rule 10-01(a)(4) of Regulation S-X. Also the statement of cash flows should be reconciled to the balance sheet pursuant to paragraph 7 of FAS 95.

In response to the comment, the components of cash flows have been modified so that they are presented to the extent specified by Rule 10-01(a)(4) of Regulation S-X, and the statement of cash flows has been reconciled to the balance sheet pursuant to paragraph 7 of FAS 95. If the proposed modification is deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

46. The interim financial statements should include appropriate notes. See Article 10 of Regulation S-X.

The staff is supplementally informed that there have been no material changes in the disclosures contained in the footnotes of the audited financial statements for the fiscal year ended December 31, 1995 which would require additional disclosures to be made in the interim financial statements. As the footnote disclosure in the interim financial statements would substantially duplicate the disclosure contained in the most recent audited financial statements, the footnote disclosure in the interim financial statements has been omitted.

47. Expand the interim MDA to address the following (and consider the same items in the annual MDA discussions):

         (a) Explain how maintenance and recompletion of oil and gas properties would increase cash.

         (b) Explain why depreciation, depletion and amortization expense has increased. Also address why the 1996 decline in oil and gas properties on the balance sheet exceeds the amount of depreciation, depletion and amortization expense. (Explain why the 1995 expense increased even though production declined).

         (c) Address how accounts receivable in 1996 have declined in spite of increases in revenues.

         (d) Quantify the amount of production volume changes, and also address the effect of changes in average price on revenues.

         (e) Address the changes in production costs as a percentage of revenues.

The interim MDA and annual MDA have both been expanded on page F-9 to address the items listed in the comment. If the proposed modifications are deemed acceptable to the staff, an appropriate amendment to the Company's Quarterly Report on Form 10-Q will be filed.

Closing Comments
----------------

     The Company should respond to the comments as specified by filing an amendment to the filing. The amendment should be accompanied by a letter responding to each comment and noting the specific location of any change in the materials made in response to the comment. If the Company thinks any comment is inapplicable or inappropriate, the Company should advise the staff in writing, together with appropriate supplemental support for its view.

No response necessary.

If you have any additional questions or comments, or if you need any additional information, please don't hesitate to call.

                              Very truly yours,

                              KRYS BOYLE GOLZ
                              FREEDMAN & SCOTT, P.C.


BY(Signature)                 /s/Stanley F. Freedman, P.C.







SFF/jab                                                         (comment.ltr)

                       INDEX TO FINANCIAL STATEMENTS


                                                                  Page
December 31, 1995 and 1994

    Report of Independent Certified Public Accountants             F-1

    Balance Sheet at December 31, 1995 and 1994                    F-2

    Statement of Income at December 31, 1995, 1994, 1993           F-5

    Statement of Stockholder's Equity at December 31, 1995         F-6

    Statement of Cash Flows at December 31, 1995, 1994, 1993       F-7

    Notes to Financial Statements                               F-8 - F-14

June 30, 1996 Unaudited

    Balance Sheet of June 30, 1996 and December 31, 1995       F-15 - F-16

    Statement of Operations for six months ended June 30,
      1995 and 1996                                               F-17

    Statement of Cash Flows for six months ended June 30,
      1995 and 1996                                               F-18

    Management's Discussion and Analysis of Financial
      Condition and Results of Operations                         F-19

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Black Dome Energy Corporation
Evergreen, Colorado


We have audited the balance sheet of Black Dome Energy Corporation as of December 31, 1995 and 1994 and the related statements of income, stockholders' equity, and cash flows for the three years ended December 31, 1995, 1994, and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Dome Energy Corporation as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the three years ended December 31, 1995, 1994, and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1995, the Company elected to change its method of accounting for depreciation of lease and well equipment from the straight line method to the unit of production method and the financial statements have been restated to reflect the change.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BY(Signature)                 /s/ Halliburton, Hunter & Associates, P.C.
                                  Littleton, Colorado
(Date)                        March 14, 1996

                        BLACK DOME ENERGY CORPORATION

                               Balance Sheet

                          December 31, 1995 and 1994

                     BLACK DOME ENERGY CORPORATION

                              Balance Sheet
                              -------------

                                                       December 31,
                                                 -----------------------
                                                 1995               1994
                                                 ----               ----
                                  Assets
                                  ------
Current assets:
     Cash                                     $    63,008      $    53,429
     Accounts receivable:
          Joint interest owners                    10,158           10,357
          Oil and gas sales                        69,772           86,273
          Other                                       200            1,556
                                                  -------          -------
               Total current assets               143,138          151,615
                                                  -------          -------
Property and equipment, at cost:
     Oil and gas properties, net (successful
          efforts method)                         220,994          393,976
     Other property and equipment, net of
          accumulated depreciation of $58,367
          and $51,427, respectively                 1,988            7,589
     Inventory of well equipment                   44,926           53,921
                                                  -------          -------
                                                  267,908          455,486
                                                  -------          -------
Other assets:
     Deposit                                          ---            2,294
                                                  -------          -------







                                              $   411,046      $   609,395
                                              ===========      ===========









See accompanying notes to financial statements


                   Liabilities and Stockholders' Equity
                   ------------------------------------
Current liabilities:
     Note payable, bank                           $   84,987             ---
     Line-of-credit                                      ---         132,724
     Accounts payable, trade                          78,581          79,257
     Accounts payable, officer                         9,600           9,600
     Accrued interest                                    662             ---
     Deferred compensation                           160,000         100,000
                                                     -------         -------
                Total current liabilities            333,830         321,581
                                                     -------         -------


Commitments and Contingencies

Stockholders' equity:
     Common stock, no par value.  Authorized
          75,000,000 shares; issued and
          outstanding 73,755 shares in 1995
          and 73,455 shares in 1994                 292,415          292,415
     Additional paid-in capital                   1,877,938        1,877,938
     Accumulated deficit                         (2,093,137)      (1,882,539)
                                                  ---------        ---------
                                                     77,216          287,814
                                                  ---------        ---------

                                                  $ 411,046        $ 609,395
                                                  =========        =========










                                    F-4


                      BLACK DOME ENERGY CORPORATION

                           Statement of Income
                           -------------------

                                                  December 31,
                                       ----------------------------------
                                       1995           1994           1993
                                       ----           ----           ----
Revenue:
   Oil and gas sales                   $ 402,627       592,513       647,328
   Operating income                       38,034        19,879        28,402
   Gain (loss) on property disposition       ---       142,852           ---
     Interest income                         366         2,413         1,804
     Other income (loss)                     357         4,998             3
                                         -------       -------       -------
                                         441,384       762,655       677,537
                                         -------       -------       -------
Costs and expenses:
     Oil and gas production              166,262       300,236       249,814
     Production and windfall profit
       taxes                              22,737        37,136        44,461
     Depreciation, depletion and
       amortization                      199,519       119,218       130,522
     Exploration expense                  10,110           216           616
     Write-off non-productive wells       15,438        65,955           ---
     Interest                             14,250        17,739        10,200
     General and administrative          223,666       266,603       235,586
                                         -------       -------       -------
                                         651,982       807,103       671,199
                                         -------       -------       -------
   Earnings (loss) before income taxes  (210,598)      (44,448)        6,338

Provision for income tax                     ---           ---         1,000
                                         -------        -------      -------
     Net earnings (loss) before income
      tax benefit                       (210,598)       (44,448)       5,338

Income tax benefit                           ---            ---        1,000
                                         -------         ------       ------
     Net earnings (loss)               $(210,598)       (44,448)       6,338
                                       ==========       ========      ======
Earnings (loss) per common and
  common equivalent share (1)          $   (2.86)          (.61)         .10
                                       ==========        =======      ======
Weighted average number of shares         73,605         72,866       67,433
                                       ==========        =======      ======

  (1) Calculated after one-for-1,001 share reverse split

See accompanying notes to financial statements

                       BLACK DOME ENERGY CORPORATION

                    Statement of Stockholders' Equity

                      Common Stock
                   __________________    Additional   Accumulated     Total
                               Stated     Paid-in     Earnings   Stockholders'
                   Shares      Value      Capital     (Deficit)      Equity
                 ----------   --------   ---------   -----------    ---------
Balance at
 December
 31, 1992         67,500,000   $ 283,040   1,886,495   (1,844,429)    325,106
                  ----------   ---------   ---------    ---------     -------
Net earnings
 for the year
 ended December
 31, 1993              ---          ---         ---         6,338       6,338
                  ----------    ---------  ----------    ---------      -----
Balance at
 December
 31, 1993        67,500,000      283,040   1,886,495   (1,838,091)    331,444
                 ----------     ---------  ---------    ---------     -------
Stock issued
 in lieu
 of annual
 compensation     7,500,000        9,375        ---          ---        9,375

Reverse split
 of stock
 one-for-1,001,
 and retirement
 of treasury
 stock          (74,926,545)        ---       (8,557)         ---      (8,557)

Net loss
 for year              ---          ---          ---     ( 44,448)    (44,448)
                 ----------     --------    ---------    ---------    --------
Balance at
 December
 31, 1994           73,455       292,415    1,877,938   (1,882,539)   287,814
                 ----------     --------    ---------   -----------   -------
Stock issued
 to employees
 for bonus            300           ---          ---          ---         ---

Net loss for
 year                 ---           ---          ---      (210,598)  (210,598)
                 ---------       --------   ---------   -----------  ---------

Balance at
 December
 31, 1995           73,755      $ 292,415   1,877,938   (2,093,137)    77,216
                  ========      =========   =========   ===========   =======

See accompanying notes to financial statements

                     BLACK DOME ENERGY CORPORATION

                       Statement of Cash Flows

                                                         December 31,
                                               ---------------------------------
                                               1995          1994       1993
                                               ----          ----       ----
Cash flows from operating activities:
     Net earnings (loss)                    $(210,598)    (44,448)      6,338
     Depreciation, depletion, amortization    199,519     119,218     130,522
     (Gain) loss on property dispositions         ---    (142,852)        ---
     Write-off non-producing properties        15,438      65,955         ---
Changes in assets and liabilities:
          (Increase) decrease in
            receivables                        18,056      16,444      15,011
          Increase (decrease) in accounts
            payable                              (676)   (133,552)     78,863
          Increase (decrease) in other
            liabilities                           662         ---         ---
          (Increase) decrease in other
            assets                              2,294         729       3,024
          Increase (decrease) in deferred
            compensation                       60,000     (80,000)     60,000
                                               ------     --------     ------
            Net cash provided (used) by
              operating activities             84,695    (198,506)    293,758
                                               ------    ---------    -------
Cash flows from investing activities:
     Acquisition of properties                    ---          ---   (197,580)
     Proceeds from property dispositions          ---      164,424      7,193
     Purchase of equipment                    (36,374)     (59,698)  (222,082)
     Purchase of well equipment inventory,
          net of transfers to wells             8,995      (20,115)    22,336

       Net cash (used in) provided by
          investing activities                (27,379)      84,611   (390,133)
                                              --------      ------   --------
Cash flows from financing activities:
     Increase (decrease) in line-of-credit    (41,215)     (91,263)   223,987
     Increase (decrease) in notes payable      (6,522)         ---      2,800
     Issuance of common stock                     ---        9,375        ---
     Acquisition of Treasury stock                ---       (8,557)       ---
                                               -------      -------   -------
       Net cash (used in) provided by
          financing activities                 (47,737)     (90,445)  226,787
                                               --------    ---------  -------
       Increase (decrease) in cash               9,579     (204,340)  130,412

Cash balance at beginning of year               53,429      257,769   127,357
                                             ---------      -------   -------
Cash balance at end of year                  $  63,008       53,429   257,769
                                             =========      =======   =======

 * During the current year, the line-of-credit was converted to a note payable in the amount of $91,509. See Note 11 to finanacial statements.

    See accompanying notes to financial statements

                       BLACK DOME ENERGY CORPORATION

                      Notes to Financial Statements

                       December 31, 1995 and 1994



1.     Summary of Significant Accounting Policies:
--------------------------------------------------
Operations of the company
-------------------------
     Black Dome Energy Corporation was incorporated as a Colorado corporation on December 12, 1979 and was in the development stage through 1980. The Company is involved in exploration for oil and gas and the acquisition, development, and operation of oil and gas leasehold interests.

     Income from oil and gas sales is recognized as deliveries are made to the purchasers. Operating income is recognized as services are performed in the management and operations of the producing properties.

Property and equipment and depreciation, depletion, and amortization
--------------------------------------------------------------------
     The Company follows the successful-efforts method of accounting for oil and gas exploration and development costs. Under this method, lease acquisition costs and exploration and development costs attributable to the finding and development of proved reserves are capitalized. Exploratory dry hole costs and other nonproductive oil and gas activities are expensed. Costs of nonproductive leases are charged to expense when abandoned or substantially impaired, based upon a property-by-property evaluation. Capitalized costs relating to producing properties are depleted or depreciated on the units-of-production method based on the total of proved reserves.
Expenditures for repairs and maintenance costs and delay rentals are charged to expense as incurred; renewals and betterments are capitalized. The cost and related accumulated depreciation, depletion, or amortization of property sold or otherwise retired are eliminated from the accounts; and gains or losses on dispositions are reflected in the consolidated statement of operations. Furniture, office equipment, and an automobile are depreciated using the straight-line method of depreciation over the estimated useful lives of the assets.

     The Company had previously used the straight line method of depreciation for lease and well equipment, and in 1995, changed to the units-of-production method. The change resulted in additional depreciation of $56,525 ($.77 per share) in 1995; $26,999 ($.37 per share) in 1994; $55,628 ($.76 per share) in
1993; and $26,302 in prior years. The Company's financial statements have been restated to reflect the changes. The Company believes that this better reports matching of income and expenses in the proper periods.

Inventory
---------
     Inventory of lease and well equipment is valued at the lower of cost or market. Cost is determined by either the specific identification method or average cost method depending on the nature of the inventory item.

Income taxes
------------
     The Company accounts for income taxes using tax-liability method in accordance with Financial Accounting Standards Board Statement No. 109. The effect of Statement 109 will not have a material effect on the financial statements of the Company. The benefit of tax carryforwards has not been recognized because realization is not assured.

Gain (loss) per share
---------------------
     Gain (loss) per common share is computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding during the year. There were 73,755 shares outstanding at December 31, 1995 and 73,455 at December 31, 1994, after allowing for the one-for 1,001 reverse split during in 1994.

                    BLACK DOME ENERGY CORPORATION

                      December 31, 1995 and 1994



1.     Summary of Significant Accounting Policies:
--------------------------------------------------

Basis of presentation and going concern
---------------------------------------
     The accompanying financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and to increase sales to a level where the Company becomes profitable. The Company's management believes it will be able to attain these goals. If unable to attain these goals, the Company will consider disposition of some or all of its producing properties.

     If the Company determines that disposal of its producing properties is necessary, in accordance with Statement of Financial Accounting Standards No. 121, paragraph 19, the following should be considered. The Company would dispose of part of all property and equipment at a date to be determined. At December 31, 1995, the carrying amount of those assets was $267,908. The Company would not incur a loss on the disposal of the producing properties.

2.     Oil and Gas Operations:
------------------------------

     Information related to the Company's oil and gas operations is summarized as follows:

                                                    December 31,
                                            -----------------------------
                                            1995        1994         1993
                                            ----        ----         ----
  Capitalized costs:
     Unproved properties               $      ---            ---         ---
     Proved oil and gas properties        885,006        866,280     958,459
                                          -------        -------     -------
                                          885,006        866,280     958,459
                                          -------        -------     -------
  Accumulated depletion, depreciation
     and amortization                     664,012        362,781     336,943
                                          -------        -------     -------
                                       $  220,994        502,499     621,516
                                          =======        =======     =======
  Costs incurred in oil and gas
     producing activities:
       Property acquisition costs             ---            ---     197,580
       Exploration costs                   10,110            216         616
       Production costs                   188,999        337,372     294,275
       Depreciation, depletion, and
            amortization expense          199,519        119,218     130,522
                                          -------        -------     -------
                                       $  398,628        456,806     622,993
                                          =======        =======     =======
  Sales of oil and gas, net of
    production costs                   $  213,678      $ 255,141   $ 353,053
                                          =======        =======     =======

                       BLACK DOME ENERGY CORPORATION

                      December 31, 1995 and 1994




3.     Income Taxes:
--------------------
     At December 31, 1995, net operating losses available for federal income tax purposes total approximately $1,250,000, of which $189,000, $187,000, $237,000, $151,000, $250,000, $36,000 and $200,000 will expire in 1996, 1997,
1998, 1999, 2000, 2006, and 2007 respectively. Investment tax credit carryforwards at December 31, 1995, total $13,800 of which, $8,900, $2,000, $2,800, and $100 will expire in 1996, 1997, 1998, and 1999, respectively, if not utilized.

     The Company reports income for financial statements and income tax reporting on the same basis of accounting.

     The Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes", which employs an asset and liability approach for income taxes, the objective of which is to recognize the amount of current and deferred tax payable at the date of the financial statements using the provisions of enacted tax laws. The Company has applied the provisions of Statement 109 in the accompanying financial statements. The net operating loss carryforward of approximately $1,250,000 results in tax recovery assets of approximately $625,000; however a valuation reserve has been recorded for the full amount due to the uncertainty regarding the realizability of the deferred tax assets.

4.     Employment Contracts:
----------------------------
     On May 8, 1991, the Company entered into an employment contract with E.
J. Huff as President of Black Dome for a four-year period beginning January 1, 1991 and ending December 31, 1994. The contract provides for annual compensation of $9,600 paid currently and $60,000 to be deferred to the final year of the contract. At December 31, 1994, $240,000 for the first four years of deferred compensation had been recognized by the Company and payment of $140,000 had been made. The deferred compensation is unfunded.

     During 1992 and 1994 in lieu of his $9,600 annual compensation and with approval of the Board of Directors, Mr. Huff accepted 6,800,000 and 7,500,00 restricted (pre reverse split) 6,793 and 7,492 (post reverse split) shares of the Company's no par value common stock and cash compensation of $1,100.

     On December 31, 1994, the Company entered into an employment contract with E.J. Huff as President of Black Dome for the three years ending December 31, 1997 with annual compensation of $100,000 for 1995; $125,000 for 1996 and $150,000 for 1997.

     On July 1, 1991, the Company entered into an employment contract with J.
R. Albi, Jr., as Executive Vice President of Black Dome for a three-year period beginning July 1, 1991 and ending June 30, 1994. The contract provides for annual compensation of $60,000. Upon execution of the agreement, Mr. Albi received 7,256,000 (pre-split) 7,249 (post-split) shares of the Company's common stock valued at $.00125 per share or $9,070. The shares were restricted for the term of the contract and were forfeitable as follows: If Mr. Albi left the employ of the Company prior to June 30, 1992, all of the shares; prior to June 30, 1993, two-thirds of the shares; and prior to June 30, 1994, one-third of the shares. The contract has been fulfilled.

5.     Major Customers:
-----------------------
     During the year ended December 31, 1995 sales of oil and gas to two customers totaled approximately $295,000 and $52,000. During the year ended December 31, 1994, sales of oil and gas to two major customers were $336,000 and $154,000. During the year ended December 31, 1993, sales of oil and gas to two customers totaled approximately $132,000 and $242,000.

                   BLACK DOME ENERGY CORPORATION

                   Notes to Financial Statements

                    December 31, 1995 and 1994


6.     Supplementary Oil and Gas Information (Unaudited):
---------------------------------------------------------
Changes in proved oil and gas reserves:

                           1995              1994                1993
                      Oil      Gas       Oil        Gas      Gas        Oil
                     (Bbls)   (Mcf)     (Bbls)     (Mcf)    (Bbls)     (Mcf)
                     ------   -----     ------     -----    ------     -----
Proved reserves:
 Balance at
  beginning of year  9,355  2,031,425   34,990   2,669,089  45,658  2,209,505
 Properties sold       ---        ---  (19,247)   (227,135)    ---        ---
 Additions to and
  revisions of
   previous
   estimates         1,852   (286,289)  (3,641)   (101,313)  (9,885)  925,746
 Production         (1,382)  (261,562)  (2,747)   (309,216)  (2,783) (286,162)
                    ------  ---------   -------  ---------   ------- ---------
 Balance at
  end of year        9,825  1,483,574    9,355   2,031,425   34,990  2,669,089
                    ======  =========    =====   =========   ======  =========
Proved developed reserves:
 Balance at December 31, 1993           25,985   2,664,920
 Balance at December 31, 1994            9,355   2,031,425
 Balance at December 31, 1995            9,825   1,431,318
Future net cash flows from proved oil and gas reserves:

                                      Future net cash flows at
                                      ------------------------
                                         December 31, 1995
                                        Total          Proved
                                        Proved        Developed
                                       Reserves       Reserves
                                       --------       --------
     December 31,
     ------------
        1996                         $    306,423       338,801
        1997                              290,572       271,754
        1998                              232,079       217,449
     Remainder                            853,044       814,673

                                      $ 1,682,118   $ 1,642,677
Present value of future net cash flows (discounted at 10%):
                                              Proved
                                 Proved      Developed
                                ---------    ---------
  December 31,
     1993                       2,739,716      2,720,531
     1994                       1,281,621      1,281,621
     1995                       1,196,316      1,175,279

                     BLACK DOME ENERGY CORPORATION

                     Notes to Financial Statements

                       December 31, 1995 and 1994



6.     Supplementary Oil and Gas Information (Unaudited), Continued:
--------------------------------------------------------------------

     Changes in present value of estimated future net cash flows from proved oil and gas reserves:

                                                  December 31,
                                     --------------------------------------
                                     1995             1994             1993
                                  ---------        ---------       ---------
Present value at beginning of
 period                          $ 1,281,621      $ 2,739,716     $ 2,039,192
Additions and revisions, net of
 future estimated development
 and productions costs and net
 of properties sold                  128,323       (1,202,954)      1,053,577
Sales of oil and gas, net
 of lifting costs                   (213,628)        (255,141)       (353,053)
                                 ------------     ------------    ------------
Present value at end of period   $ 1,196,316      $ 1,281,621     $ 2,739,716
                                 ===========      ===========     ===========
     Summary of oil and gas producing activities on the basis of reserve recognition accounting:

                                                           1995         1994
                                                         --------     --------
Additions and revisions to present value
     (discounted at 10%) of estimated future
     net revenues of proved oil and gas reserves:
     Additions, net of estimated future development
     and production costs                            $   21,037   $       ---
Revisions to estimates of reserves
     proved in prior years:
          Changes in prices, net of production
          costs and taxes                                31,256       (66,517)
Other revisions                                         (10,327)     (125,100)
Accretion of discount                                    86,357    (1,011,337)
                                                        -------    -----------
     Total additions and revisions                      128,323    (1,202,954)
Less evaluated acquisition, exploration
     and development costs incurred                         ---           ---
Additions and revisions under evaluated
     costs                                              128,323    (1,202,954)
     Provision for income taxes                             ---           ---
                                                        -------    -----------
Results of oil and gas producing activities
     on the basis of reserve recognition
     accounting                                      $  128,323   $(1,202,954)
                                                     ==========   ============



                        BLACK DOME ENERGY CORPORATION

                         December 31, 1995 and 1994




6.     Supplementary Oil and Gas Information (Unaudited), Continued:
--------------------------------------------------------------------
     The following accounting policies have been used in preparing the Reserve Recognition Accounting (RRA) presentation. The summary of oil and gas producing activities on the basis of RRA was prepared based on the rules of the Securities and Exchange Commission (SEC).

     Under RRA, earnings are recognized as proved reserves are found based on the estimated present value of such reserves, computed as described below. Subsequent revisions to the RRA valuation of proved reserves are included in earnings as they occur. Proved reserves are those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs under existing operating methods.

     The proved reserves and related valuations were computed by J. R. Albi, Jr. and audited by Donald M. Osmus, independent petroleum consulting individual, in accordance with the rules of the SEC. Estimated future net revenues were computed by applying current prices received by the Company to estimated future production of reserves, less estimated future development and production costs and windfall profit taxes based on current costs. A discount factor of 10% was applied to the estimated future revenues to compute the estimated present value of proved oil and gas reserves. This valuation procedure does not necessarily result in an estimate of the fair market value of the Company's oil and gas properties.

     Totals of proved reserves are inherently imprecise estimates and are continually subject to revision based on production history, results of additional exploration and development, price changes, and other factors.
     The pretax income (loss) reflected in the primary financial statements for oil and gas producing activities corresponds to the pretax income (loss) on the basis of RRA of $128,323 in 1995 and $(1,202,954) in 1994 and
$1,053,577 in 1993, respectively.

     "Additions to reserves" are the result of current acquisitions and development activities. Increases in prices are the approximate effect on the RRA valuation of proved reserves due to price changes. Other revisions represent the net effect of all revisions to estimated quantities of proved reserves. Accretion of discount was computed by multiplying 10% times the present value of future net revenues as of the beginning of the year, adjusted to reflect downward revisions.

     Evaluated acquisition, exploration, development, and production costs include current and estimated future costs associated with the current year reserve additions. Such expenses include property acquisitions, well costs, lease rentals, and abandonments. The cost of acquiring unproved properties and drilling exploratory wells are deferred until the properties are evaluated and determined to be either productive or nonproductive, at which time they are charged to expense. There were no deferred acquisition and exploration costs at December 31, 1995 and 1994.

     The provision for income taxes is based on the "liability" method computed by applying the current statutory income tax rate to the difference between the year end RRA valuation of proved reserves and the tax basis in the properties less estimated investment tax credits and statutory depletion associated with future development costs.

7.     Commitments and Contingencies:
-------------------------------------
     There were no commitments or contingencies known to management at December 31, 1995.

                      BLACK DOME ENERGY CORPORATION

                      December 31, 1995 and 1994



8.     Related Party Transactions:
----------------------------------
     On January 27, 1992, the Company issued its one-year note for $35,000 to Clayton Corporation, a company controlled by E.J. Huff, with interest at 8% per annum. On January 27, 1993, the note was renewed and interest paid by issuance of a note for $2,800. On January 27, 1994, an additional note for $2,800 was issued for interest which was included in accrued interest at December 31, 1993. The notes were paid in full in 1994.

9.     Environmental Liabilities:
---------------------------------
     The company's oil and gas operations are subject to various federal, state, and local laws and regulations regarding environmental and ecological matters. These laws and regulations, among other things, impose liability on the Company, as a lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations, subject the lessee to liability for pollution damages, require suspension or cessation of operations in affected areas and impose restrictions on the injection of liquids into subsurface aquifers that may contain groundwater.

     As of December 31, 1995, the Company was not aware of any environmental claims which would have a material impact upon the Company's financial position or results of operations.

10.     Reverse stock split and Treasury Stock
----------------------------------------------
     During 1994, the Company effected a reverse stock split pursuant to which one new share of the Company's Common Stock was issued in exchange for each 1,001 shares of the Company's previously outstanding Common Stock. To the extent that such reverse stock split resulted in any shareholder owning less than a single full share of the Company's common stock, the Company paid cash for each such fractional share in an amount equal to the appropriate fraction of $5.90 per whole share (which represents the fair value of a whole share after the consummation of the proposed reverse stock split as determined by the Company's Board of Directors). To the extent that the proposed reverse stock split resulted in fractional shares held by persons who owned one or more full shares of the Company's common stock after consummation of the reverse stock split, such fractional shares were rounded up or down to the nearest full share. Payments for treasury stock of $8,557 have been charged to additional paid-in capital.

11.     Line-of Credit
----------------------
     In October, 1992, as a source for additional working capital, the Company obtained a $300,000 line-of-credit with a lending institution, secured with 10 producing natural gas wells in Clark County, Kansas. As of December 31, 1994, a total of $132,724 was borrowed from the line-of-credit. During 1995, the Company reconstructed the debt obligations associated with the outstanding balance of the line-of-credit. As of December 31, 1995, the Company had bank debt obligations of $84,987 tied to an 8.5% note which matures on March 31, 1997. In addition, the Company holds a $150,000 line of credit secured with eight (8) Clark County, Kansas producing gas properties against which no sums were borrowed as of December 31, 1995.

                     BLACK DOME ENERGY CORPORATION

                             Balance Sheet

                                               June 30,          December 31,
                                                 1996               1995
                                              (Unaudited)          (Note)
                                              -----------        ------------
                                Assets
                                ------
Current assets:

     Cash                                     $    134,762         $  63,008

     Accounts receivable                            81,926            80,130
                                                ----------       -----------
               Total current assets                216,688           143,138
                                                ----------       -----------
Property and equipment, at cost:

     Oil and gas properties, net (successful
          efforts method)                          151,858           220,994

     Materials and supplies                         45,952            44,926

     Other property and equipment - net                238             1,988
                                                ----------       -----------


               Total assets                     $  414,736       $   411,046
                                                ==========       ===========







Note: The balance sheet at December 31, 1995 has been taken from the audited financial statements at that date and condensed.

                  Liabilities and Stockholders' Equity
                  ------------------------------------

                                             June 30,          December 31,
                                               1996                1995
                                            -----------        ------------
                                            (Unaudited)           (Note)

Current liabilities:

     Accounts Payable                        $  79,275           $  79,243

     Note Payable - Bank                        53,297              84,987

     Other Payables                              9,600               9,600

     Deferred Compensation                     222,500             160,000
                                               -------             -------
           Total Current Liabilities           364,672             333,830
                                               -------             -------

Stockholders' Equity:

Common stock; no par value; Authorized
 10,000,000 shares; issued and outstanding
 73,755                                      2,170,353           2,170,353

     Accumulated deficit                    (2,120,289)         (2,093,137)
                                            -----------         -----------
          Total stockholders' equity            50,064              77,216
                                            -----------          ----------

          Total liabilities and
          stockholders' equity               $ 414,736          $  411,046
                                            ==========          ==========









Note: The balance sheet at December 31, 1995 has been taken from the audited financial statements at that date and condensed.

                      BLACK DOME ENERGY CORPORATION

                         Statement of Operations

                                             Six Months Ended June 30,
                                              1996               1995
                                             -------------------------
                                                     (Unaudited)
Revenue:
   Oil and gas sales                          $296,226         $223,177
   Operating income                              5,678            5,678
   Interest income                                 158              198
   Miscellaneous                                    --              248
                                                --------         --------
               Total                            $302,062         $229,301
                                                --------         --------
Expenses:
   Oil and gas production                      104,409           96,726
   Production and windfall profit taxes         16,640           13,435
   Depreciation, depletion and amortization     83,500           60,000
   General and administrative                  124,665          135,265
                                              --------         --------
               Total                          $329,214         $305,426
                                              --------         --------
Income (loss) before taxes                    $(27,152)        $(76,125)

Provision for income tax                           ---              ---
                                              --------         --------
       Net income (loss) before income
        tax benefit                           $(27,152)        $(76,125)

Income tax benefit                                 ---              ---
                                            ----------         --------
               Net income (loss)            $  (27,152)         (76,125)
                                            ===========         ========
Income per common and common
     equivalent share                       $     (.37)            (.67)
                                            ===========         ========


                        BLACK DOME ENERGY CORPORATION

                     Condensed Statement of Cash Flows

                                                  Six Months Ended June 30,
                                                    1996             1995
                                                   -----------------------
                                                         (Unaudited)
Cash flows from operating activities:
     Net earnings (loss)                            $ (27,152)   $(76,125)
     Depreciation, depletion, amortization             83,500      60,000
                                                    ----------   ---------
Changes in assets and liabilities:
     Increase (decrease) in receivables                (1,795)      4,434
     Increase (decrease) in accounts payable               31      12,609
     Increase (decrease) in other liabilities              --       6,634
     Increase (decrease) in deferred compensation      62,500      19,600
                                                       ------      ------
          Net cash provided (used) by
               operating activities                  $117,084    $ 27,152
                                                     --------    --------
Cash flows from investing activities:
     Purchase of equipment                           $(14,666)   $   (763)
     Purchase of well equipment inventory,
          net of transfers to wells                     1,026      (5,532)
                                                     --------    ---------
          Net cash (used in) provided by
            investing activities                      (13,640)     (6,295)
                                                     ---------   ---------
Cash flows from financing activities:
     Increase (decrease) in line-of-credit           $(31,690)   $(41,215)

          Net cash (used in) provided by
            financing activities                      (31,690)    (41,215)
                                                     ---------   ---------
          Increase (decrease) in cash                  71,754     (20,358)

Cash balance at beginning of period                    63,008      53,429
                                                     ---------   ---------
Cash balance at end of period                        $134,762     $33,071
                                                     ========    =========


                                    F-18

           Management's Discussion and Ananlysis of Financial
                   Condition and Results of Operations
           --------------------------------------------------

General
-------

     This discussion and analysis covers variations in the balance sheets
December 31, 1995 and June 30, 1996, and in the statements of operations and changes in cash flows for the six-month periods ended June 30, 1996 and 1995.

Liquidity and Capital Resources
-------------------------------

     Cash increased by $71,754 from December 31, 1995 to the end of the second quarter, 1996. This increase in cash was attributable primarily to the maintenace and increase in product prices. Cash flows and current revenues are estimated to be sufficient to meet anticipated operating requirements for more than one year.

Results of Operations
---------------------
     Oil and gas sales have increased compared to the six-month period in
1995 due to better product prices from the Company's operated oil and gas properties.

     Gross income from the Company owned and operated wells has increased compared to the six-month period ended June 30, 1995.

     Interest income is comparable to the prior period in 1995.

     Depreciation, Depletion and Amortization (DDA) for the period has increased compared to the same six-month period in 1995.

     The Company's exploration expense reflects mimimal exploration activity for both periods.

     Oil and gas production expenses are comparable for the six-month periods of 1996 and 1995.

     The Company's General and Administrative expense for the quarter ended
June 30, 1996, decreased compared to the second quarter of 1995. Management is attemping to contain general and administrative expenses by fully utilizing its existing personel.


















                                    F-19





